Astoria Financial Corporation Reports 2015 Third Quarter Earnings Per Common Share Of $0.17

Quarterly Cash Dividend of $0.04 Per Common Share Declared

LAKE SUCCESS, N.Y., Oct. 28, 2015 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", or the "Company"), the holding company for Astoria Bank (the "Bank") today reported net income available to common shareholders of $16.7 million, or $0.17 diluted earnings per common share ("diluted EPS"), for the quarter ended September 30, 2015, compared to $16.6 million, or $0.17 diluted EPS, for the quarter ended September 30, 2014. For the nine months ended September 30, 2015, net income available to common shareholders totaled $63.1 million, or $0.63 diluted EPS compared to $66.1 million, or $0.66 diluted EPS, for the comparable 2014 period. Included in the 2015 nine month results is a reduction in income tax expense of $11.4 million ($0.12 per common share) related to the impact of income tax legislation enacted in the second quarter of 2015, primarily applicable to New York City. Included in the 2014 nine month results was a reduction in income tax expense of $11.5 million ($0.11 per common share) related to the impact of New York State income tax legislation enacted on March 31, 2014.

Monte N. Redman, President and Chief Executive Officer of Astoria, commenting on the quarter stated, "While we are disappointed by the lack of net growth in our loan portfolio, we are pleased with the continued growth of our lower cost business banking deposits, which grew to over $1 billion at September 30, 2015. In addition, while many of our competitors continue to experience margin contraction in this low rate environment, our net interest margin increased slightly to 2.37% in the third quarter."

Board Declares Quarterly Cash Dividend of $0.04 Per Share
The Board of Directors of the Company, at its October 28, 2015 meeting, declared a quarterly cash dividend of $0.04 per common share. The dividend is payable on December 1, 2015 to shareholders of record as of November 13, 2015. This is the eighty-second consecutive quarterly cash dividend declared by the Company.

Third Quarter and Nine Month Earnings Summary
Net interest income for the quarter ended September 30, 2015 totaled $84.7 million compared to $85.2 million for the previous quarter and $84.6 million for the 2014 third quarter. The net interest margin for the quarter ended September 30, 2015 was 2.37%, compared to 2.35% for the previous quarter and 2.31% for the 2014 third quarter. For the nine months ended September 30, 2015, net interest income totaled $255.6 million, compared to $258.4 million for the comparable 2014 period, and the net interest margin was 2.35% for the nine months ended September 30, 2015, up from 2.33% for the nine months ended September 30, 2014.

For the quarter ended September 30, 2015, a $4.4 million loan loss release was recorded compared to a $3.0 million release in both the prior quarter and the 2014 third quarter. For the nine months ended September 30, 2015, we recorded a loan loss release of $7.7 million compared to a $7.2 million loan loss release for the comparable 2014 period. Mr. Redman stated, "The loan loss release recorded in the third quarter is a reflection of both the continued improvement in the asset quality of our loan portfolio as well as the slight contraction in the overall portfolio."

Non-interest income for the quarter ended September 30, 2015 totaled $12.9 million, compared to $15.3 million for the previous quarter and $13.8 million for the 2014 third quarter. The decreases were primarily due to declines in mortgage banking income, net and more specifically, a provision for MSR valuation in the most recent period compared to recoveries for MSR valuation in both the previous quarter and the 2014 comparable quarter. Non-interest income for the nine months ended September 30, 2015 totaled $41.1 million compared to $41.3 million for the comparable 2014 period.

General and administrative ("G&A") expense for the quarter ended September 30, 2015 totaled $72.6 million compared to $71.9 million for the previous quarter and $72.4 million for the 2014 third quarter. For the nine months ended September 30, 2015, G&A expense totaled $214.6 million, relatively flat from $214.2 million for the 2014 comparable period. Mr. Redman commented, "While investment in support of our strategic initiatives continued, our total G&A expense remained within our expected range of $70 - $73 million per quarter as it continued to be positively influenced by lower FDIC insurance premiums."

Balance Sheet Summary
Total assets at September 30, 2015 were $15.1 billion, a decrease of $540.8 million from December 31, 2014. The decrease was primarily due to a decline in the loan portfolio which decreased $704.1 million from December 31, 2014, and totaled $11.3 billion at September 30, 2015, partially offset by an increase in the securities portfolio of $126.9 million over the same period.

The MF/CRE mortgage loan portfolio totaled $4.7 billion at September 30, 2015, a decrease of $52.6 million from December 31, 2014 and represents 42% of the total loan portfolio. For the quarter and nine months ended September 30, 2015, MF/CRE loan originations totaled $137.6 million and $590.3 million, respectively, compared to $226.9 million and $798.5 million, for the 2014 comparable periods. The MF/CRE loan production for the 2015 third quarter and nine months ended September 30, 2015 were originated with weighted average loan-to-value ratios of approximately 44% and 49%, respectively, and weighted average debt coverage ratios of approximately 1.59 and 1.52, respectively. MF/CRE loan prepayments for the quarter and nine months ended September 30, 2015 totaled $173.8 million and $532.6 million, respectively, up from $100.3 million and $269.8 million for the comparable 2014 periods. Mr. Redman commented, "During the third quarter, we experienced a decline in originations, largely the result of a depressed loan pipeline at the end of the second quarter. The pipeline at September 30, 2015 was $414.8 million, nearly double the June 30, 2015 level of $236.3 million. In addition, prepayment activity in our MF/CRE loan portfolio, which had increased sharply in the prior quarter, slowed in the third quarter. As a result, we expect a stronger quarter of loan originations and overall growth in this portfolio in the fourth quarter."

The residential mortgage loan portfolio totaled $6.2 billion at September 30, 2015, compared to $6.9 billion at December 31, 2014. For the quarter and nine months ended September 30, 2015, residential loan originations for portfolio totaled $151.5 million and $514.0 million, respectively, compared to $145.3 million and $326.8 million for the 2014 comparable periods. The weighted average loan-to-value ratio of the residential loan production for portfolio at origination was approximately 66% and 62% for the quarter and nine months ended September 30, 2015, respectively. Residential loan prepayments for the quarter and nine months ended September 30, 2015 totaled $276.2 million and $948.9 million, respectively, compared to $317.5 million and $832.6 million for the comparable 2014 periods. At September 30, 2015, the residential mortgage pipeline totaled approximately $176.1 million.

Deposits totaled $9.0 billion at September 30, 2015, a decrease of $456.4 million from December 31, 2014. This decrease was primarily due to a decrease in higher cost certificates of deposit, partially offset by net increases in lower cost core deposits, particularly consumer and business checking deposits. At September 30, 2015, core deposits totaled $6.9 billion with a weighted average rate of 12 basis points, and represent 77% of total deposits.

Stockholders' equity totaled $1.65 billion, or 10.91% of total assets at September 30, 2015, an increase of $67.1 million from December 31, 2014. Astoria's capital levels continue to exceed the minimum levels required to be designated as "well-capitalized" for bank regulatory purposes. At September 30, 2015, Tier 1 leverage, Common Equity Tier 1 risk based, Tier 1 risk-based and Total risk-based capital ratios were 11.00%, 19.00%, 19.00% and 20.22%, respectively for Astoria Bank, and 10.06%, 16.03%, 17.42% and 18.63%, respectively for Astoria Financial Corporation. At September 30, 2015, Astoria Financial Corporation's tangible common equity ratio was 8.93%.

Asset Quality
Non-performing loans ("NPLs"), totaled $131.7 million, or 1.17% of total loans, at September 30, 2015, compared to $127.8 million, or 1.07% of total loans, at December 31, 2014. Included in the NPLs at September 30, 2015 is $59.1 million of loans which are current or less than 90 days past due compared to $65.0 million at December 31, 2014. Total delinquent loans and NPLs at September 30, 2015 were $227.1 million compared to $227.7 million at December 31, 2014. Net recoveries for the quarter ended September 30, 2015 totaled $439,000 compared to net charge-offs of $33,000 and $2.0 million in the previous quarter and 2014 third quarter, respectively. Other real estate owned declined to $19.1 million at September 30, 2015, compared to $35.7 million at December 31, 2014.

Future Outlook
Commenting on the Company's future outlook, Mr. Redman stated, "As previously discussed, we believe that with the much stronger pipeline and the slowing down in the level of prepayments out of the portfolio, we will experience overall growth in the MF/CRE portfolio, with originations expected to total approximately $1 billion for all of 2015, slightly less than what we originated in 2014.

"During the fourth quarter we will be opening our branch in Long Island City, Queens, which presents a strong growth opportunity for us as we look to continue to build upon the momentum which we have achieved in our business banking group where business deposits have grown by 9% year-to-date and total more than $1 billion at the end of the quarter."

About Astoria Financial Corporation
Astoria Financial Corporation, with assets of $15.1 billion, is the holding company for Astoria Bank. Established in 1888, Astoria Bank, with deposits in New York totaling $9.0 billion, is the second largest thrift depository in New York and provides its retail and business customers and local communities it serves with quality financial products and services through 87 convenient banking branch locations, a business banking office in Manhattan, and multiple delivery channels, including its flexible mobile banking app. Astoria Bank commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Bank originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area and originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering 13 states and the District of Columbia.

Forward Looking Statements
This press release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control; increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment; changes in deposit flows, loan demand or collateral values; changes in accounting principles, policies or guidelines; changes in general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures; enhanced supervision and examination by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Consumer Financial Protection Bureau; effects of changes in existing U.S. government or government-sponsored mortgage programs; our ability to successfully implement technological changes; our ability to successfully consummate new business initiatives; litigation or other matters before regulatory agencies, whether currently existing or commencing in the future; or our ability to implement enhanced risk management policies, procedures and controls commensurate with shifts in our business strategies and regulatory expectations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	September 30,	December 31,
	2015	2014
ASSETS
Cash and due from banks	$ 196,525	$ 143,185
Securities available-for-sale	447,458	384,359
Securities held-to-maturity
(fair value of $2,215,444 and $2,131,371, respectively)	2,197,629	2,133,804
Federal Home Loan Bank of New York stock, at cost	128,687	140,754
Loans held-for-sale, net	5,918	7,640
Loans receivable:
Mortgage loans, net	11,004,156	11,707,785
Consumer and other loans, net	249,216	249,663
	11,253,372	11,957,448
Allowance for loan losses	(103,500)	(111,600)
Total loans receivable, net	11,149,872	11,845,848
Mortgage servicing rights, net	10,488	11,401
Accrued interest receivable	36,769	36,628
Premises and equipment, net	111,205	111,622
Goodwill	185,151	185,151
Bank owned life insurance	437,366	430,768
Real estate owned, net	19,146	35,723
Other assets	172,990	173,138

TOTAL ASSETS	$ 15,099,204	$ 15,640,021

LIABILITIES
Deposits	$ 9,048,461	$ 9,504,909
Federal funds purchased	530,000	455,000
Reverse repurchase agreements	1,100,000	1,100,000
Federal Home Loan Bank of New York advances	2,127,000	2,384,000
Other borrowings, net	249,089	248,691
Mortgage escrow funds	144,565	115,400
Accrued expenses and other liabilities	252,907	251,951

TOTAL LIABILITIES	13,452,022	14,059,951

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series C (150,000 shares authorized; and 135,000 shares issued and outstanding)
	129,796	129,796
Common stock, $0.01 par value (200,000,000 shares authorized;
166,494,888 shares issued; and 100,786,186 and 99,940,399 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	898,631	897,049
Retained earnings	2,037,367	1,992,833
Treasury stock (65,708,702 and 66,554,489 shares, at cost, respectively)	(1,357,844)	(1,375,322)
Accumulated other comprehensive loss	(62,433)	(65,951)

TOTAL STOCKHOLDERS' EQUITY	1,647,182	1,580,070

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 15,099,204	$ 15,640,021

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Interest income:
Residential mortgage loans	$49,899	$58,268	$155,236	$185,516
Multi-family and commercial real estate mortgage loans	47,979	45,693	144,082	132,430
Consumer and other loans	2,208	2,157	6,640	6,328
Mortgage-backed and other securities	15,816	14,528	46,124	42,321
Interest-earning cash accounts	109	83	305	232
Federal Home Loan Bank of New York stock	1,407	1,486	4,390	4,777
Total interest income	117,418	122,215	356,777	371,604
Interest expense:
Deposits	8,577	12,804	29,250	38,856
Borrowings	24,107	24,791	71,922	74,384
Total interest expense	32,684	37,595	101,172	113,240

Net interest income	84,734	84,620	255,605	258,364
Provision for loan losses credited to operations	(4,439)	(3,042)	(7,749)	(7,153)
Net interest income after provision for loan losses	89,173	87,662	263,354	265,517
Non-interest income:
Customer service fees	8,322	9,183	25,404	27,233
Other loan fees	637	591	1,743	1,846
Gain on sales of securities	-	141	72	141
Mortgage banking income, net	132	1,252	2,535	2,662
Income from bank owned life insurance	2,222	2,150	6,598	6,278
Other	1,539	436	4,775	3,107
Total non-interest income	12,852	13,753	41,127	41,267
Non-interest expense:
General and administrative:
Compensation and benefits	38,356	34,191	112,292	101,994
Occupancy, equipment and systems	18,962	18,048	57,600	54,015
Federal deposit insurance premium	4,163	6,558	12,699	22,404
Advertising	2,784	5,023	7,849	9,173
Other	8,324	8,531	24,137	26,581
Total non-interest expense	72,589	72,351	214,577	214,167

Income before income tax expense	29,436	29,064	89,904	92,617
Income tax expense	10,530	10,256	20,260	19,960

Net income	18,906	18,808	69,644	72,657

Preferred stock dividends	2,194	2,194	6,582	6,582

Net income available to common shareholders	$16,712	$16,614	$63,062	$66,075

Basic earnings per common share	$0.17	$0.17	$0.63	$0.66

Diluted earnings per common share	$0.17	$0.17	$0.63	$0.66

Basic weighted average common shares outstanding	99,700,759	98,453,265	99,540,721	98,279,671
Diluted weighted average common shares outstanding	100,067,159	98,453,265	99,907,121	98,279,671

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

		For the Three Months Ended September 30,
			2015			2014
				Average			Average
		Average		Yield/	Average		Yield/
		Balance	Interest	Cost	Balance	Interest	Cost
				(Annualized)			(Annualized)
	Assets:
	Interest-earning assets:
	Mortgage loans (1):
	Residential	$6,359,317	$49,899	3.14%	$7,308,943	$58,268	3.19%
	Multi-family and commercial real estate	4,789,550	47,979	4.01	4,493,537	45,693	4.07
	Consumer and other loans (1)	245,987	2,208	3.59	241,107	2,157	3.58
	Total loans	11,394,854	100,086	3.51	12,043,587	106,118	3.52
	Mortgage-backed and other securities (2)	2,608,324	15,816	2.43	2,380,251	14,528	2.44
	Interest-earning cash accounts	147,229	109	0.30	109,766	83	0.30
	Federal Home Loan Bank stock	134,648	1,407	4.18	141,265	1,486	4.21
	Total interest-earning assets	14,285,055	117,418	3.29	14,674,869	122,215	3.33
	Goodwill	185,151			185,151
	Other non-interest-earning assets	728,658			707,949
	Total assets	$15,198,864			$15,567,969

	Liabilities and stockholders' equity:
	Interest-bearing liabilities:
	NOW and demand deposit	$2,273,963	198	0.03	$2,145,803	182	0.03
	Money market	2,487,984	1,645	0.26	2,268,405	1,475	0.26
	Savings	2,171,057	273	0.05	2,327,037	293	0.05
	Total core deposits	6,933,004	2,116	0.12	6,741,245	1,950	0.12
	Certificates of deposit	2,153,084	6,461	1.20	2,892,094	10,854	1.50
	Total deposits	9,086,088	8,577	0.38	9,633,339	12,804	0.53
	Borrowings	4,077,448	24,107	2.36	4,012,018	24,791	2.47
	Total interest-bearing liabilities	13,163,536	32,684	0.99	13,645,357	37,595	1.10
	Non-interest-bearing liabilities	398,874			337,887
	Total liabilities	13,562,410			13,983,244
	Stockholders' equity	1,636,454			1,584,725
	Total liabilities and stockholders' equity	$15,198,864			$15,567,969

	Net interest income/
	net interest rate spread (3)		$84,734	2.30%		$84,620	2.23%
	Net interest-earning assets/
	net interest margin (4)	$1,121,519		2.37%	$1,029,512		2.31%
	Ratio of interest-earning assets to
	interest-bearing liabilities	1.09x			1.08x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

		For the Nine Months Ended September 30,
			2015			2014
				Average			Average
		Average		Yield/	Average		Yield/
		Balance	Interest	Cost	Balance	Interest	Cost
				(Annualized)			(Annualized)
	Assets:
	Interest-earning assets:
	Mortgage loans (1):
	Residential	$6,585,735	$155,236	3.14%	$7,672,504	$185,516	3.22%
	Multi-family and commercial real estate	4,809,988	144,082	3.99	4,315,675	132,430	4.09
	Consumer and other loans (1)	250,509	6,640	3.53	239,419	6,328	3.52
	Total loans	11,646,232	305,958	3.50	12,227,598	324,274	3.54
	Mortgage-backed and other securities (2)	2,555,034	46,124	2.41	2,323,096	42,321	2.43
	Interest-earning cash accounts	141,795	305	0.29	103,489	232	0.30
	Federal Home Loan Bank stock	138,890	4,390	4.21	146,659	4,777	4.34
	Total interest-earning assets	14,481,951	356,777	3.28	14,800,842	371,604	3.35
	Goodwill	185,151			185,151
	Other non-interest-earning assets	726,154			679,814
	Total assets	$15,393,256			$15,665,807

	Liabilities and stockholders' equity:
	Interest-bearing liabilities:
	NOW and demand deposit	$2,255,767	581	0.03	$2,121,511	522	0.03
	Money market	2,429,875	4,799	0.26	2,134,118	3,895	0.24
	Savings	2,204,226	824	0.05	2,402,031	898	0.05
	Total core deposits	6,889,868	6,204	0.12	6,657,660	5,315	0.11
	Certificates of deposit	2,361,325	23,046	1.30	3,019,343	33,541	1.48
	Total deposits	9,251,193	29,250	0.42	9,677,003	38,856	0.54
	Borrowings	4,121,519	71,922	2.33	4,096,522	74,384	2.42
	Total interest-bearing liabilities	13,372,712	101,172	1.01	13,773,525	113,240	1.10
	Non-interest-bearing liabilities	408,167			332,878
	Total liabilities	13,780,879			14,106,403
	Stockholders' equity	1,612,377			1,559,404
	Total liabilities and stockholders' equity	$15,393,256			$15,665,807

	Net interest income/
	net interest rate spread (3)		$255,605	2.27%		$258,364	2.25%
	Net interest-earning assets/
	net interest margin (4)	$1,109,239		2.35%	$1,027,317		2.33%
	Ratio of interest-earning assets to
	interest-bearing liabilities	1.08x			1.07x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA
	For the		At or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Selected Returns and Financial Ratios (annualized)
Return on average common stockholders' equity (1)	4.44%	4.57%	5.67%	6.16%
Return on average tangible common stockholders' equity (1) (2)	5.06	5.23	6.48	7.08
Return on average assets (1)	0.50	0.48	0.60	0.62
General and administrative expense to average assets	1.91	1.86	1.86	1.82
Efficiency ratio (3)	74.38	73.55	72.31	71.48
Net interest rate spread	2.30	2.23	2.27	2.25
Net interest margin	2.37	2.31	2.35	2.33

Selected Non-GAAP Returns and Financial Ratios (annualized) (4)
Non-GAAP return on average common stockholders' equity (1)	4.44%	4.57%	4.65%	5.09%
Non-GAAP return on average tangible common stockholders' equity (1) (2)	5.06	5.23	5.31	5.85
Non-GAAP return on average assets (1)	0.50	0.48	0.50	0.52

Asset Quality Data (dollars in thousands)
Non-performing loans:
Current			$48,021	$58,794
30-59 days delinquent			7,200	9,201
60-89 days delinquent			3,872	2,239
90 days or more delinquent			72,615	44,833
Non-performing loans			131,708	115,067

Real estate owned			19,146	42,458

Non-performing assets			$150,854	$157,525

Net loan (recoveries) charge-offs	(439)	$1,958	$351	$18,247

Non-performing loans/total loans			1.17%	0.97%
Non-performing loans/total assets			0.87	0.74
Non-performing assets/total assets			1.00	1.02
Allowance for loan losses/non-performing loans			78.58	98.73
Allowance for loan losses/total loans			0.92	0.95
Net loan (recoveries) charge-offs to average loans outstanding (annualized)	(0.02)%	0.07%	0.00	0.20

Regulatory Capital Ratios (5)
Astoria Bank:
Tier 1 leverage			11.00%	10.56%
Common equity tier 1 risk-based			19.00	N/A
Tier 1 risk-based			19.00	17.94
Total risk-based			20.22	19.20
Astoria Financial Corporation:
Tier 1 leverage			10.06%	N/A
Common equity tier 1 risk-based			16.03	N/A
Tier 1 risk-based			17.42	N/A
Total risk-based			18.63	N/A

Other Data
Cash dividends paid per common share	0.04	$0.04	$0.12	$0.12
Book value per common share			15.06	14.69
Tangible book value per common share			13.22	12.83
Tangible common stockholders' equity/tangible assets (2) (6)			8.93%	8.37%
Mortgage loans serviced for others (in thousands)			$1,412,873	$1,461,997
Full time equivalent employees			1,555	1,570

(1)

Returns on average common stockholders' equity and average tangible common stockholders' equity are calculated using net income available to common shareholders. Returns on average assets are calculated using net income.

(2)	Tangible common stockholders' equity represents common stockholders' equity less goodwill.
(3)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(4)

See the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release for a reconciliation of GAAP measures to non-GAAP measures for the nine months ended September 30, 2015 and 2014.

(5)

The regulatory capital ratios presented as of September 30, 2015 represent calculations under the Basel III guidelines, which became effective for Astoria Bank and Astoria Financial Corporation on January 1, 2015 and the Dodd-Frank Act.  The  regulatory capital ratios presented as of September 30, 2014 were calculated under rules effective at that time.  Prior to 2015, Astoria Financial Corporation was not subject to regulatory capital requirements.

(6)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At September 30, 2015		At June 30, 2015		At September 30, 2014
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
Residential	$6,165,489	3.32%	$6,367,966	3.33%	$7,050,355	3.38%
Multi-family and commercial real estate	4,722,761	3.69	4,793,658	3.71	4,523,597	3.86
Mortgage-backed and other securities (3)	2,645,087	2.72	2,585,627	2.75	2,419,363	2.83

Interest-bearing liabilities:
NOW and demand deposit	2,273,670	0.03	2,287,319	0.03	2,146,405	0.03
Money market	2,523,575	0.26	2,446,428	0.27	2,331,869	0.24
Savings	2,151,262	0.05	2,186,470	0.05	2,286,347	0.05
Total core deposits	6,948,507	0.12	6,920,217	0.12	6,764,621	0.11
Certificates of deposit	2,099,954	1.15	2,307,553	1.31	2,848,140	1.50
Total deposits	9,048,461	0.36	9,227,770	0.42	9,612,761	0.52
Borrowings, net	4,006,089	2.34	4,058,957	2.33	3,911,559	2.45

(1)

Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)	Mortgage loans exclude loans held-for-sale and non-performing loans, except non-performing residential mortgage loans which are current or less than 90 days past due.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with US generally accepted accounting principles (GAAP or GAAP measures) excluding the adjustment detailed in the following table (non-GAAP measures) provides a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Nine Months Ended
	September 30, 2015			September 30, 2014
	GAAP	Adjustment (1)	Non-GAAP	GAAP	Adjustment (2)	Non-GAAP
Income before income tax expense	$ 89,904	$ -	$ 89,904	$ 92,617	$ -	$ 92,617
Income tax expense	20,260	11,404	31,664	19,960	11,487	31,447

Net income	69,644	(11,404)	58,240	72,657	(11,487)	61,170

Preferred stock dividends	6,582	-	6,582	6,582	-	6,582

Net income available to common shareholders	$ 63,062	(11,404)	$ 51,658	$ 66,075	$ (11,487)	$ 54,588

Basic earnings per common share	$ 0.63	$ (0.12)	$ 0.51	$ 0.66	$ (0.11)	$ 0.55

Diluted earnings per common share	$ 0.63	$ (0.12)	$ 0.51	$ 0.66	$ (0.11)	$ 0.55

Non-GAAP returns and earnings per common share are calculated substituting non-GAAP net income and non-GAAP net income available to common shareholders for net income and net income available to common shareholders in the corresponding calculation.

(1)

The 2015 adjustment represents the effects of income tax legislation enacted in the 2015 second quarter, primarily related to New York City, which was reflected in our net deferred tax asset in the statement of financial condition with a corresponding adjustment to income tax expense in the period of enactment.

(2)

The 2014 adjustment represents the effects of income tax legislation enacted in the 2014 first quarter, related to New York State, which was reflected in our net deferred tax asset in the statement of financial condition with a corresponding adjustment to income tax expense in the period of enactment.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877